Exhibit 11.1

CODE OF ETHICS FOR DIRECTORS AND SENIOR FINANCIAL OFFICERS

Banco Macro S.A. (the “Bank”) has adopted this code of ethics for directors and senior financial officers (the “Code of Ethics”), applicable to the directors and the senior management of the Bank, including among others, the chief executive officer (CEO), the chief financial officer (CFO), the chief accounting officer (CAO) and any other person performing similar functions (hereinafter, collectively referred to as the “Senior Financial Officers”). The Bank expects all its employees to act in accordance with the highest personal and professional integrity levels in all aspects of their activities, comply with all applicable laws, discourage any reproachable behavior and abide by the Bank’s Code of Conduct and other policies and procedures adopted by the Bank which regulate the conduct of its employees. This Code of Ethics is intended to complement the Bank’s Code of Conduct.

It is the Bank’s policy that Senior Financial Officers:

a) Act honestly and in an ethical manner and promote ethical behavior among colleagues and subordinates, including the ethical handling of any conflicts of interest between their personal and professional relationships, regardless of whether the conflicts of interest are actual or apparent conflicts;

b) Avoid any kind of conflict of interest known by them or which might be reasonably deemed known thereby and report to the Audit Committee of the Bank’s Board of Directors (the “Audit Committee”) any significant transaction or personal relationship which might reasonably originate such conflict of interest. It is understood that there is a conflict of interest, real or potential, when a Director or Manager relations with third parties could affect the interests of the Group or when private interests of any of these officials are opposed or interfere in some way with Entity interests. In its relations with customers, suppliers, contractors and competitors, the Director or Manager must privilege the interests of the Bank over any situation that could represent a real or potential benefit for himself or for people close to them;

c) Comply with all their tasks so that any document prepared or reviewed by them prior to submission (1) to the regulatory authorities of the securities industry, (2) to other authorities with jurisdiction over the Bank, or (3) to whom the Bank might disclose information, contains complete, true, accurate, timely and understandable information;

d) Take all reasonable actions aimed at protecting the confidential nature and prevent the non-authorized disclosure of: (1) the Bank’s material information, (2) the material information of the Bank’s customers which is not in the public domain or publicly known, (3) information that is obtained or generated while in office, except in all cases when such information is required to be disclosed by any applicable law or regulation;

e) Avoid offering, proposing or giving gifts and / or agreeing to give a consideration, by itself or by intermediary, to a public official to do, delay or stop doing something related to their functions, related in some way, or on behalf of Grupo Macro will not take action to violate or cause its business partners to violate any applicable anti-corruption laws or regulations;

f) It must not carry out, directly or indirectly in any action aimed to fraudulently influence, coerce, manipulate or mislead external auditors of the Bank that could result in the Bank reporting misleading and inaccurate financial statements;

g) Comply with all governmental laws, rules and regulations applicable to their responsibility areas, as well as with all rules and regulations of any self-regulatory organizations of which the Bank is a member;

h) Report immediately any possible breach or violation of this Code of Ethics to the Audit Committee;

i) Adhere to the highest standards of transparency, providing information related to its specific activity in the Group in a clear, complete, timely and accurate manner to its peers and to internal and external control entities. This means that they should not operate with companies or persons related to them, under more favorable conditions than those customarily agreed upon with the Bank’s clients, according to the definitions adopted in the matter by the Central Bank of the Argentine Republic;

j) It must not carry out intentional actions directly or indirectly that may alter or distort information that has an impact on the economic and financial indicators of the Entity.

k) Priorizes Group interests dealing with suppliers, evaluating the quality of the good or services that the entity will receive, considering the reputation of the offer or, choosing the best cost-benefit ratio, among other aspects;

l) Use properly the institutional image, not using the name, logo, brand, facilities or relations of the Group for personal benefit or for external work. All participation in the academic, political, etc, must be done in a personal capacity, and not use the image of the Entity. The relationship with the media and press will be made through the official spokespersons;

m) Commit to promoting equal employment opportunities and to comply with the letter and spirit of all laws related to fair labor practices and non-discrimination, promoting a work environment that accepts diversity, respects and values differences;

n) Treat clients and suppliers equally, avoiding favoritism. This implies that both commercial transactions, as well as customer claims and requests, will receive the same treatment and will follow the procedures established by the Group for that purpose. Regarding the relationship with suppliers, they must be evaluated in an impartial manner, taking into account all the factors necessary for their selection and for it to be carried out within a framework of transparency;

o) Aspire to act in a way that minimizes harmful impacts on the environment derived from its commercial operations, such as incorporating green technology (Green IT / Green Computing), generating a healthy environment for its employees, customers and suppliers, compliance with national laws and regulations on environmental protection and rational use of natural resources; and

p) Comply with the laws and regulations governing the prevention of money laundering and the financing of terrorism.

Violations of the Code of Ethics

Senior Financial Officers shall be responsible for their adherence to this Code of Ethics. The breach or violation of any provision of this Code of Ethics may lead to disciplinary measures, up to and including termination of employment. Violations to this Code of Ethics may also constitute the breach or violation of the law, and may therefore lead to civil and criminal penalties imposed against them, their supervisors and/or the Bank.

If one Senior Financial Officer has any doubt as to which is the appropriate course of action to be followed in a particular situation, such Senior Financial Officer shall immediately contact the Audit Committee. If the matter is confidential, then the person involved may choose to report the violation to this Code of Ethics anonymously and the anonymous nature of such report will be protected.

The Bank is committed to protecting its employees, including Senior Financial Officers, who submit good faith reports or complaints regarding any possible breach or violation of this Code of Ethics, against retaliation for raising such suspected violation. Furthermore, the Bank shall take no disciplinary actions against any employee seeking to comply with this Code of Ethics.

Exceptions and Amendments to this Code of Ethics

The Audit Committee of the Bank’s Board of Directors shall approve all exceptions or amendments to this Code of Ethics. The exceptions to this Code of Ethics shall only be granted in advance and under special circumstances. Any exceptions and amendments to this Code of Ethics shall be immediately disclosed as provided for in the securities laws, rules and regulations applicable to the Bank. The Bank considers this Code of Ethics as its written code of ethics, pursuant to section 406 of the Sarbanes-Oxley Act of 2002 and it complies with the requirements of rule S-K, Items 406 and 16B of Form 20-F of the SEC.

For further information:

Audit Committee, Avenida Eduardo Madero 1182 (C1106ACY) City of Buenos Aires, Argentina.